Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TransMontaigne Inc. Announces Pricing Terms of Tender Offer

Monday, August 21, 2006	Immediate Release

Denver, Colorado — TransMontaigne Inc. (NYSE: TMG) (the “Company”) today announced the pricing terms for its previously announced offer to purchase and consent solicitation for all of its $200 million 9-1/8% Senior Subordinated Notes due 2010 (CUSIP No. 893934AB5 and ISIN US893934AB55) (the “Notes”), made pursuant to its Offer to Purchase and Consent Solicitation Statement dated July 24, 2006 (the “Offer to Purchase”).  The total consideration for the Notes was determined as of 2:00 p.m., New York City time, on August 18, 2006, by reference to a fixed spread of 50 basis points above the yield to maturity of the 3 ½% U.S. Treasury Note due May 31, 2007.  The reference yield for the Notes was 5.625%.  The total consideration, determined according to the previously announced pricing formula, is $1,068.46 per $1,000 principal amount, plus accrued interest.  This amount includes a consent fee of $30 per $1,000 principal amount, payable to those holders who validly tendered their Notes prior to 5:00 p.m., New York time, on August 4, 2006 (the “Consent Date”).  For Notes tendered after the Consent Date and prior to the Expiration Date, the tender offer consideration will be $1,038.46 per $1,000 principal amount, plus accrued interest to the settlement date of the tender offer.

Previously, the Company announced that at the Consent Date it had received the noteholder consents required to enable the elimination of substantially all restrictive covenants and certain events of default provisions in the Indenture governing the Notes.  In addition, the Company previously extended the tender offer for the Notes, which is currently set to expire at 8:00 a.m., New York City time, on September 1, 2006 (the “Expiration Date”), unless further extended or terminated.

If the tender offer is again extended for a period longer than three business days from the current Expiration Date, the Company will establish a new price determination date, which will be the tenth business day prior to the new Expiration Date, and the pricing terms and consideration may change.

As previously announced, the offer is being made in connection with the Company’s previously announced merger with a subsidiary of Morgan Stanley Capital Group Inc. and remains subject to the satisfaction of certain conditions, including the consummation of the merger.  Except as described in this or prior press releases, the terms of the offer are described in the Offer to Purchase, copies of which may be obtained from Global Bondholder Services, the information agent for the offer, at (866) 795-2200 (US toll free) and (212) 430-3774 (collect).

TransMontaigne has engaged Morgan Stanley & Co. Incorporated to act as the exclusive dealer manager and solicitation agent in connection with the offer.  Questions regarding the offer may be directed to Morgan Stanley & Co. Incorporated, at (800) 624-1808 (US toll-free) and (212) 761-5746 (collect), attention Jeremy Warren.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The offer is being made solely by the Offer to Purchase.

Additional Information and Where to Find It

On July 25, 2006, TransMontaigne filed definitive proxy materials, which contained the merger agreement and related documents, with the SEC and began mailing to its stockholders definitive proxy materials regarding the merger transaction on or about July 28, 2006. Such proxy materials contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully, as it contains important information that stockholders should consider before making a decision about the proposed merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders may obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from TransMontaigne at http://www.transmontaigne.com.

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE: TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These forward-looking statements include statements regarding the proposed transactions.  These statements are based on the current expectations of management of TransMontaigne.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  For example, (1) the offer may not close because  the merger is not consummated as (A) TransMontaigne may be unable to obtain stockholder approval required for the merger transaction; or (B) other conditions to the closing of the merger transaction may not be satisfied or the merger agreement may be terminated prior to closing; and (2) the merger transaction may involve unexpected costs or unexpected liabilities, the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the merger transaction and TransMontaigne may be adversely affected by other economic, business, and/or competitive factors.  Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.transmontaigne.com.  TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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